Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS

Contact:	Sue Neumann, 314-656-5691
John Haudrich, 314-656-5375
www.smurfit-stone.com

SMURFIT-STONE RECEIVES DELISTING NOTICE FROM NASDAQ

CREVE COEUR, Mo. And CHICAGO (January 28, 2009) — Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced that it received a “Staff Determination” notification from Nasdaq that its equity securities will be delisted from The Nasdaq Stock Market.  The decision was based upon Nasdaq’s Marketplace Rules 4300, 4450(f) and IM-4300, and was made after reviewing the company’s press release that it had filed for protection under Chapter 11 of the U.S. Bankruptcy Code and other publicly available information.  Trading of the company’s common stock and 7% Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock will be suspended at the opening of business on February 4, 2009.  Nasdaq will file a Form 25-NSE with the Securities and Exchange Commission, which will remove the securities from listing and registration.  The Company does not plan to appeal the Staff Determination.  These securities will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets,” but  may become eligible if a market maker makes application to register in and quote the securities in accordance with Securities and Exchange Commission Rule 15c2-11, and such application is cleared.

# # #

Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers and is one of the world’s largest paper recyclers. The company is a member of the Sustainable Forestry Initiative®, and the Chicago Climate Exchange. Smurfit-Stone generated revenue of $7.4 billion in 2007, has led the industry in safety every year since 2001, and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.